                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-88850

    PROSPECTUS

                             [USA INTERACTIVE LOGO]

                     19,954,028 SHARES OF USA COMMON STOCK

    This prospectus relates to the resale of up to 19,954,028 shares of common stock, par value $0.01 per share ("USA common stock"), of USA Interactive (formerly USA Networks, Inc., "USA") that the selling stockholders named in this prospectus in the section "SELLING STOCKHOLDERS" including their respective affiliates, whom we refer to in this document as the "Selling Stockholders", may offer from time to time. Affiliates of a selling stockholder include any person directly controlling, controlled by, or under common control with the selling stockholder. With respect to a selling stockholder that is a fund or account, the term affiliate refers to any fund or account managed on a discretionary basis by the same manager that manages the selling stockholder. The USA common stock being offered by this prospectus was acquired by the Selling Stockholders from Paul G. Allen, a director of USA, on or about May 7, 2002 in private resale transactions.

    USA will not receive any proceeds from the sale of USA common stock by the Selling Stockholders.

    The Selling Stockholders (directly, or through agents or dealers designated from time to time) may sell the USA common stock being offered by this prospectus from time to time on terms to be determined at the time of sale. The prices at which these stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. This offering will not be underwritten. To the extent required, the number of shares of USA common stock to be sold, purchase price, public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement. The aggregate proceeds to the Selling Stockholders from the sale of the USA common stock being offered by this prospectus will be the purchase price thereof less the aggregate agents' or dealers' commissions and discounts, if any, and other expenses of distribution not borne by USA. The Selling Stockholders will pay all applicable stock transfer taxes, brokerage commissions, discounts or commissions and fees of the Selling Stockholders' counsel. USA has agreed to pay certain expenses in connection with the filing of the registration statement, of which this prospectus is a part, with the Securities and Exchange Commission, and to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration and offering of the USA common stock being offered by this prospectus. See "PLAN OF DISTRIBUTION" on page 11.

    The Selling Stockholders and any agents, dealers or broker-dealers that participate with the Selling Stockholders in the distribution of the USA common stock being offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    USA common stock is quoted on The Nasdaq National Market under the symbol "USAI." On May 24, 2002, the last reported sale price of USA common stock was $29.05 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH PURCHASING USA COMMON STOCK.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

                  The date of this prospectus is May 28, 2002

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ABOUT THIS PROSPECTUS.......................................      2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................      2
WHERE YOU CAN FIND MORE INFORMATION.........................      4
SUMMARY.....................................................      5
THE OFFERING................................................      6
RISK FACTORS................................................      7
USE OF PROCEEDS.............................................      7
SELLING STOCKHOLDERS........................................      8
PLAN OF DISTRIBUTION........................................     11
DESCRIPTION OF USA COMMON STOCK.............................     13
CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES.....     15
LEGAL MATTERS...............................................     19
EXPERTS.....................................................     19

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission (the "SEC") on behalf of the Selling Stockholders utilizing a "shelf" registration process. Under this shelf process, the Selling Stockholders may, from time to time over approximately the next two years, sell the shares of USA common stock being offered under this prospectus in one or more offerings.

    This prospectus provides you with a general description of the securities that the Selling Stockholders may offer. To the extent required, the number of shares of USA common stock to be sold, purchase price, public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering by any Selling Stockholders will be set forth in an accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section "WHERE YOU CAN FIND MORE INFORMATION" on page 4.

    You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. The Selling Stockholders are not offering the USA common stock being offered under this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

    This prospectus and the SEC filings that are incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intend," "plans," "projects," "seeks," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. For those statements, we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section "RISK FACTORS," that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus.

    You should understand that the following important factors, in addition to those discussed in the documents incorporated in this prospectus by reference, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

    - material adverse changes in economic conditions generally or in our markets;

    - future regulatory and legislative actions and conditions affecting our operating areas;

    - competition from others;

    - successful integration of our divisions' management structures;

    - product demand and market acceptance;

    - the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

    - the ability to expand into and successfully operate in foreign markets;

    - obtaining and retaining key executives and employees; and

    - other risks and uncertainties as may be detailed from time to time in our public announcements and filings with the SEC.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC's website at www.sec.gov.

    As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we subsequently file with the SEC will automatically update this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its financial condition.

    1. Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002.

    2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

    3.  Definitive proxy statement filed on April 30, 2002.

    4.  Definitive proxy statement filed on March 25, 2002.

    5. Current Reports on Form 8-K and amendments thereto filed on January 8, 2002; two filed on January 29, 2002; January 30, 2002; February 12, 2002; February 26, 2002; March 1, 2002; March 4, 2002; March 15, 2002;
       March 27, 2002; April 24, 2002; May 17, 2002; and May 24, 2002.

    All documents filed by USA with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.

    You may request free copies of any or all of these filings by writing or telephoning us at the following address:

                                USA Interactive
                              152 West 57th Street
                            New York, New York 10019
                                 (212) 314-7300
                         Attention: Corporate Secretary

    Information contained on our website is not part of this prospectus. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and, with respect to material incorporated herein by reference, the dates of such referenced material.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE TERMS OF THE USA COMMON STOCK BEING OFFERED BY THIS PROSPECTUS, YOU SHOULD READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS IDENTIFIED UNDER THE CAPTION "WHERE YOU CAN FIND MORE INFORMATION." IN THIS PROSPECTUS, THE TERMS "USA", "WE" AND "OUR" REFER TO USA INTERACTIVE (FORMERLY USA NETWORKS, INC.) AND OUR SUBSIDIARIES, EXCEPT WHERE IT IS CLEAR THAT SUCH TERMS MEAN ONLY USA INTERACTIVE.

USA INTERACTIVE

    USA (Nasdaq: USAI) is focused on integrating interactive assets across multiple lines of business. We believe USA is a leader in integrated interactivity, including ticketing, online travel, online dating, electronic retailing, teleservices and other interactive commerce services. USA consists of Home Shopping Network (including HSN International and HSN Interactive); Ticketmaster (Nasdaq: TMCS), which operates Ticketmaster, Ticketmaster.com, Citysearch and Match.com; Expedia, Inc. (Nasdaq: EXPE); Hotels.com (Nasdaq:
ROOM); TV Travel Group Limited; Electronic Commerce Solutions; Precision Response Corporation; and Styleclick.

    On May 7, 2002, USA contributed all of its entertainment businesses to Vivendi Universal Entertainment LLLP (the "VUE transaction"), a new joint venture controlled by Vivendi Universal, S.A. ("Vivendi"). Immediately following such transaction, USA was renamed USA Interactive.

    USA's business is primarily focused on its electronic commerce and interactive/information service businesses, and USA expects that it will actively seek to grow those businesses, including through acquisitions. Any such acquisitions could involve the issuance of additional USA securities or cash or a combination of securities and cash. In addition, USA is no longer required to obtain the consent of Vivendi, Liberty Media Corporation ("Liberty") or Mr. Diller as USA stockholders for any such acquisitions regardless of the size of such acquisitions except in the event that USA is highly leveraged, in which case each of Mr. Diller and Liberty will have the right to consent to specified contingent matters involving USA. USA is continually reviewing, and often in discussions with third parties regarding, such possible growth opportunities, including transactions in the online and offline travel services and commerce-related areas.

    USA is incorporated under the laws of the State of Delaware. USA's executive offices are located at 152 West 57th Street, New York, New York 10019 and our telephone number is (212) 314-7300.

                                  THE OFFERING

USA SECURITIES BEING OFFERED...........  USA common stock, par value $.01 per share

NUMBER OF SHARES OF USA COMMON STOCK
  BEING OFFERED........................  19,954,028

USA COMMON STOCK AUTHORIZED AND
  OUTSTANDING..........................  As of the date of this prospectus, we are authorized to issue up to 1,600,000,000 shares of USA common stock. As
                                         of May 10, 2002, there were 350,252,365 shares of USA
                                         common stock outstanding.

USE OF PROCEEDS........................  USA will not receive any proceeds from the sale of USA common stock by the Selling Stockholder.

TRANSFER AGENT.........................  The Bank of New York

NASDAQ NATIONAL MARKET SYMBOL..........  USAI

                                  RISK FACTORS

    AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY BEFORE DECIDING TO PURCHASE OUR SECURITIES. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

WE DEPEND ON OUR KEY PERSONNEL

    We are dependent upon the continued contributions of our senior corporate management, particularly Mr. Diller, and certain key employees for our future success. Mr. Diller is our Chairman of the Board and Chief Executive Officer. Mr. Diller does not have an employment agreement with us, although he has been granted options to purchase a substantial number of shares of USA common stock.

    If Mr. Diller no longer serves in his positions at USA, our business, as well as the market price of USA common stock, could be substantially adversely affected. We cannot assure you that we will be able to retain the services of Mr. Diller or any other of our members of senior management or key employees.

WE ARE CONTROLLED BY MR. DILLER AND IN HIS ABSENCE, WILL BE CONTROLLED BY
  LIBERTY

    Mr. Diller, through entities he controls, currently beneficially owns or has the right to vote 100% of the shares of our Class B common stock, par value $.01 per share, which is sufficient to control the outcome of any matter submitted to a vote or for the consent of our shareholders with respect to which holders of USA common stock, USA Class B common stock and USA preferred stock vote together as a single class. Mr. Diller, subject to the terms of an amended and restated stockholders agreement, dated as of December 16, 2001 (the "Stockholders Agreement"), among Universal Studios, Liberty, Mr. Diller, USA and Vivendi, effectively controls the outcome of all matters submitted to a vote or for the consent of our stockholders (other than with respect to the election by the holders of USA common stock of 25% of the members of our board of directors (rounded up to the nearest whole number) and certain matters as to which a separate class vote of the holders of USA common stock or USA preferred stock is required under Delaware law).

    Under the Stockholders Agreement, each of Mr. Diller and Liberty have the right to consent to certain contingent matters in the event that USA is highly leveraged. We cannot assure you that Mr. Diller and Liberty will agree in the future on any transaction or action relating to a contingent matter at a time when USA is highly leveraged, in which case we would not be able to engage in such transaction or take such action.

    Upon Mr. Diller's permanent departure from USA, generally, Liberty would be able to control USA through its ownership of its USA Class B common stock.

                                USE OF PROCEEDS

    All of the USA common stock being offered under this prospectus is being sold by the Selling Stockholders. USA will not receive any proceeds from the sale of USA common stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

SELLING STOCKHOLDERS

    The following table sets forth each Selling Stockholder, together with certain information regarding the USA common stock held by the Selling Stockholders on or about May 7, 2002. The USA common stock being offered under this prospectus is being offered for the account of the Selling Stockholders.

                                                        SHARES OF                               SHARES OF
                                                       USA COMMON                               USA COMMON
                                                   STOCK BENEFICIALLY       SHARES OF USA   STOCK BENEFICIALLY
                                                     OWNED PRIOR TO         COMMON STOCK       OWNED AFTER
SELLING STOCKHOLDERS                                  THE OFFERING          BEING OFFERED      THE OFFERING
--------------------                               -------------------      -------------   ------------------
Legg Mason Funds Management, Inc. on behalf of
  investment companies for which it is investment
  advisor........................................          14,093,770         9,492,000                 *

Legg Mason Capital Management, Inc. on behalf of
  its asset management clients...................          14,093,770         2,008,000                 *

Growth Trends Portfolio, a series of Growth
  Trust..........................................           7,000,000         2,200,000                 *

AXP Variable Portfolio-New Dimensions Fund, a
  series of AXP Variable Portfolio Investment
  Series, Inc....................................           1,247,900           370,000                 *

T. Rowe Price New America Growth Fund, Inc.......             275,000(1)         50,000                 *

T. Rowe Price New America Growth Portfolio.......              21,700(1)          4,000                 *

T. Rowe Price Balanced Fund, Inc.................             118,000(1)         50,000                 *

T. Rowe Price Blue Chip Growth Fund, Inc.........           1,000,000(1)        100,000                 *

T. Rowe Price Blue Chip Growth Portfolio.........               1,000(1)            100                 *

T. Rowe Price Growth Stock Fund, Inc.............             965,000(1)        200,000                 *

T. Rowe Price Personal Strategy Balanced
  Portfolio......................................               3,400(1)            500                 *

T. Rowe Price Personal Strategy Funds, Inc.
  Personal Strategy Income Fund..................               5,700(1)            700                 *

T. Rowe Price Personal Strategy Funds, Inc.
  Personal Strategy Balanced Fund................              21,600(1)          2,300                 *

T. Rowe Price Personal Strategy Funds, Inc.
  Personal Strategy Growth Fund..................              15,100(1)          1,800                 *

T. Rowe Price Global Stock Fund, Inc.............               7,900(1)          1,000                 *

T. Rowe Price Institutional Large Cap Growth
  Fund...........................................                 600(1)            200                 *

Hartford HLS Funds Hartford Blue Chip Stock HLS
  Fund...........................................              34,300(1)          3,500                 *

Manufacturers Investment Trust Blue Chip Growth
  Trust..........................................             223,800(1)         24,500                 *

T.D. Mutual Funds U.S. Blue Chip Equity Fund.....              42,200(1)          4,400                 *

VALIC Company 1 Blue Chip Growth Fund............               3,200(1)            300                 *

AEGON/TransAmerica Series Fund, Inc. T. Rowe
  Price Growth Stock Portfolio...................              48,200(1)          9,800                 *

JNL Series Trust T. Rowe Price/JNL Established
  Growth Series..................................              93,800(1)         23,600                 *

                                                        SHARES OF                               SHARES OF
                                                       USA COMMON                               USA COMMON
                                                   STOCK BENEFICIALLY       SHARES OF USA   STOCK BENEFICIALLY
                                                     OWNED PRIOR TO         COMMON STOCK       OWNED AFTER
SELLING STOCKHOLDERS                                  THE OFFERING          BEING OFFERED      THE OFFERING
--------------------                               -------------------      -------------   ------------------
LB Series Fund, Inc. TRP Growth Stock
  Portfolio......................................               6,700(1)          1,100                 *

Metropolitan Series Fund, Inc. T. Rowe Price
  Large Cap Growth Portfolio.....................              35,600(1)          9,200                 *

ING Partners, Inc. ING T. Rowe Price Growth
  Equity Portfolio...............................             120,700(1)         30,300                 *

Seasons Series Trust Large-Cap Composite
  Portfolio......................................               2,100(1)            400                 *

Seasons Series Trust Stock Portfolio.............              42,800(1)          9,400                 *

Maverick Fund LDC................................           2,389,600(2)      1,608,100                 *

Maverick Fund USA, Ltd...........................           1,053,200(2)        708,800                 *

Maverick Fund II, Ltd............................             270,500(2)        183,100                 *

Glenview Capital Partners (Cayman), Ltd..........             883,499(3)        448,900                 *

Glenview Institutional Partners, LP..............             481,055(3)        244,300                 *

Glenview Capital Partners, LP....................             110,446(3)         56,800                 *

Pequot International Fund, Inc...................             457,800(4)        457,800                 *

Pequot Partners Fund, L.P........................             392,200(4)        392,200                 *

Chilton International, L.P.......................             271,538(5)        271,538                 *

Chilton New Era International, L.P...............              90,159(5)         90,159                 *

Chilton Investment Partners, L.P.................              71,501(5)         71,501                 *

Chilton QP Investment Partners, L.P..............              69,175(5)         69,175                 *

Chilton New Era Partners, L.P....................              64,608(5)         64,608                 *

Chilton Opportunity International, L.P...........              16,941(5)         16,941                 *

Chilton Opportunity Trust, L.P...................              16,078(5)         16,078                 *

Capital Growth Portfolio.........................             162,000(6)         47,500                 *

Growth Portfolio.................................             123,000(6)         35,800                 *

Managed Multi-Cap Opportunity Portfolio..........              55,500(6)         16,700                 *

S.A.C. Capital Associates, LLC...................             536,415(7)         75,000                 *

Eminence Partners, L.P...........................             168,111(8)        168,111                 *

Eminence Fund, Ltd...............................             114,909(8)        114,909                 *

Eminence Partners II, L.P........................              12,801(8)         12,801                 *

Eminence Capital LLC.............................             300,000(8)          4,179                 *

Trinity Fund Limited.............................             145,542(9)        145,542                 *

Spirit Fund, LTD.................................              36,386(9)         36,386                 *

------------------------

* Because the Selling Stockholders may sell all or a portion of the USA common stock that is being offered pursuant to this prospectus, the number of shares of USA common stock that will be owned by each Selling Stockholder upon termination of this offering cannot be determined.

(1) T. Rowe Price Associates, Inc. is the investment adviser/subadviser to these Selling Stockholders and as such has the power to direct such Selling Stockholders to dispose of and/or vote such shares. Therefore, T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of the shares owned by such Selling Stockholders.

(2) Maverick Capital, Ltd. is the investment adviser to these Selling Stockholders and as such has the power to direct such Selling Stockholders to dispose of and/or vote such shares. Therefore, Maverick Capital, Ltd. may be deemed to be the beneficial owner of the shares owned by such Selling Stockholders.

(3) Glenview Capital Management, LLC is the investment adviser to these Selling Stockholders and as such has the power to direct such Selling Stockholders to dispose of and/or vote such shares. Therefore, Glenview Capital Management, LLC may be deemed to be the beneficial owner of the shares owned by such Selling Stockholders.

(4) Pequot Capital Management, Inc. is the investment adviser to these Selling Stockholders and as such has the power to direct such Selling Stockholders to dispose of and/or vote such shares. Therefore, Pequot Capital Management, Inc. may be deemed to be the beneficial owner of the shares owned by such Selling Stockholders.

(5) Chilton Investment Company, Inc. is the investment adviser to these Selling Stockholders and as such has the power to direct such Selling Stockholders to dispose of and/or vote such shares. Therefore, Chilton Investment Company, Inc. may be deemed to be the beneficial owner of the shares owned by such Selling Stockholders.

(6) Capital Growth Portfolio, Growth Portfolio and Multi-Cap Opportunity Portfolio are managed by their investment advisor, Boston Management and Research, which holds voting and dispositive power for all shares held by these Selling Stockholders.

(7) Consists of 521,600 shares of USA common stock and 14,815 shares of USA common stock issuable upon conversion of 10,000 shares of USA preferred stock, at a conversion rate of 1.4815 (subject to adjustment), in each case held at the close of business as of May 14, 2002. Each of S.A.C. Capital Advisors, LLC ("SAC Capital Advisors") and S.A.C. Capital Management, LLC ("SAC Capital Management") shares all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC.
     Mr. Steven A. Cohen is the President and Chief Executive Officer of SAC Capital Advisors, the managing member of which is a corporation wholly-owned by Mr. Cohen. Mr. Cohen is also the owner, directly and through a wholly-owned subsidiary, of all of the membership interests of SAC Capital Management. Mr. Cohen disclaims beneficial ownership of the securities held by S.A.C. Capital Associates, LLC.

(8) Eminence Capital LLC is the investment adviser to these Selling Stockholders and as such has the power to direct such Selling Stockholders to dispose of and/or vote such shares. Therefore, Eminence Capital LLC may be deemed to be the beneficial owner of the shares owned by such Selling Stockholders.

(9) Trinity Capital of Jacksonville, Inc. is the investment adviser to these Selling Stockholders and as such has the power to direct such Selling Stockholders to dispose of and/or vote such shares. Therefore, Trinity Capital of Jacksonville, Inc. may be deemed to be the beneficial owner of the shares owned by such Selling Stockholders.

    We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of the USA common stock subject to this prospectus from time to time under Rule 415 under the Securities Act. The USA common stock being offered under this prospectus is being registered to permit public secondary trading of such USA common stock. The Selling Stockholders may offer the USA common stock subject to this prospectus for resale from time to time.

Because the Selling Stockholders may dispose of all or a portion of their USA common stock, we cannot estimate the number of shares of USA common stock that will be held by the Selling Stockholders upon the termination of any such disposition. In addition, the Selling Stockholders identified above may sell, transfer or otherwise dispose of all or a portion of the USA common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See "PLAN OF DISTRIBUTION."

USA'S RELATIONSHIPS WITH THE SELLING STOCKHOLDERS

    The USA common stock being offered under this prospectus by the Selling Stockholders was acquired by such Selling Stockholders from Paul G. Allen, who is a director of USA, on or about May 7, 2002 in private resale transactions.

    In connection with the acquisition by the Selling Stockholders of the USA common stock being offered under this prospectus, we and the Selling Stockholders entered into two registration rights agreements (each, a "Registration Rights Agreement" and collectively, the "Registration Rights Agreements"), pursuant to which we granted registration rights relating to the USA common stock being offered under this prospectus. Pursuant to these Registration Rights Agreements, USA filed a registration statement, of which this prospectus is a part, with respect to the USA common stock subject to this prospectus on May 22, 2002. The Registration Rights Agreements are filed as exhibits to that registration statement and incorporated herein by reference.

    One or more of the Selling Stockholders may have engaged in transactions with USA in the ordinary course of business of USA and such Selling Stockholders, all of which transactions have been negotiated at arms-length.

                              PLAN OF DISTRIBUTION

METHOD OF SALE

    The Selling Stockholders may sell the USA common stock being offered under this prospectus directly to other purchasers, or to or through broker-dealers or agents, in separate transactions or in a single transaction. To the extent required, the number of shares of USA common stock to be sold, purchase price, public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

    The shares of USA common stock being offered under this prospectus may be sold from time to time by the Selling Stockholders in any of the following ways:

    - The USA common stock may be sold through a broker or brokers, acting as principals or agents. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the USA common stock as agent but may position and resell the block as principal to facilitate the transaction. The USA common stock may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of the USA common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    - The USA common stock may be sold on any national securities exchange or quotation service on which the USA common stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

    - The USA common stock may be sold in private sales directly to purchasers.

    The Selling Stockholders may enter into hedging transactions with counterparties (including broker-dealers), and the counterparties may engage in short sales of the USA common stock in the course of hedging the positions they assume with the Selling Stockholders, including, without limitation, in connection with distribution of the USA common stock by such counterparties. Such counterparties may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of the USA common stock for whom they may act as agents. In addition, the Selling Stockholders may sell short the USA common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the USA common stock offered hereby may be used to cover such short sales. The Selling Stockholders may also enter into option or other transactions with counterparties that involve the delivery of the USA common stock to the counterparties, who may then resell or otherwise transfer such USA common stock.

    The Selling Stockholders may also loan or pledge the USA common stock and the borrower or pledgee may sell the USA common stock as loaned or upon a default may sell or otherwise transfer the pledged USA common stock.

    USA common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

    The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of USA common stock to be made directly or through agents.

    In order to comply with securities laws in certain jurisdictions, the USA common stock being offered by this prospectus will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

TIMING AND PRICE

    The shares of USA common stock being offered under this prospectus may be sold from time to time by the Selling Stockholders. See "SELLING
STOCKHOLDERS--USA'S RELATIONSHIPS WITH THE SELLING STOCKHOLDERS". There is no assurance that the Selling Stockholders will sell or dispose of any or all of their shares of USA common stock.

    Under the Registration Rights Agreements entered into with the Selling Stockholders, we are required to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the Selling Stockholders no longer hold the USA common stock or May 2, 2004.

    The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of USA common stock by them.

    The USA common stock being offered under this prospectus may be sold at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and purchasers and/or dealers (who may receive fees or commissions in connection therewith).

PROCEEDS, COMMISSIONS AND EXPENSES

    The aggregate proceeds to the Selling Stockholders from the sale of the USA common stock offered by them under this prospectus will be the purchase price of such USA common stock less discounts, concessions and commissions, if any. USA will not receive any proceeds from the sale of USA common stock by the Selling Stockholders.

    The Selling Stockholders will be responsible for payment of commissions, concessions and discounts of dealers or agents. The Selling Stockholders will pay for the fees and expenses of their counsel, as well as all applicable stock transfer taxes, brokerage commissions, discounts or commissions. We will pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs incurred by us in connection with the preparation of the registration statement of which this prospectus is a part and in complying with all applicable securities and blue sky laws.

    The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the USA common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the USA common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

    Under the Registration Rights Agreements described above, USA has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the USA common stock against certain liabilities, including liabilities arising under the Securities Act.

NASDAQ LISTING STATUS

    USA common stock is currently listed on the Nasdaq National Market under the symbol "USAI."

                        DESCRIPTION OF USA COMMON STOCK

    Set forth below is a description of the USA common stock being offered under this prospectus. The following statements are brief summaries of, and are subject to the provisions of, our restated certificate of incorporation, as amended, our amended and restated by-laws, and the relevant provisions of the General Corporation Law of the State of Delaware.

    As of the date of this prospectus, our authorized capital stock consists of 1,600,000,000 shares of USA common stock, par value $0.01 per share, 400,000,000 shares of USA Class B common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of May 10, 2002, there were 350,252,365 shares of USA common stock outstanding, 63,033,452 shares of USA Class B common stock outstanding and 13,120,533 shares of USA preferred stock outstanding.

    With respect to matters that may be submitted to a vote or for the consent of our stockholders generally, including the election of directors, each holder of USA common stock, USA Class B common stock and USA preferred stock will vote together as a single class. In connection with any such vote, each holder of USA common stock is entitled to one vote for each share of USA common stock held, each holder of USA Class B common stock is entitled to ten votes for each share of USA Class B common stock held and each holder of USA preferred stock is entitled to two votes for each share of USA preferred stock held. Notwithstanding the foregoing, the holders of USA common stock, acting as a single class, are entitled to elect 25% of the total number of our directors, and, in the event that 25% of the total number of directors shall result in a fraction of a director, then the holders of USA common stock, acting as a single class, are entitled to elect the next higher whole number of directors. In addition, Delaware law requires that certain matters be approved by the holders of USA common stock voting as a separate class.

    Shares of USA Class B common stock are convertible into shares of USA common stock at the option of the holder thereof, at any time, on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of USA by means of a stock dividend on, or a stock split or combination of, outstanding USA common stock or USA Class B common stock, or in the event of any merger, consolidation or other reorganization of USA with another corporation. Upon the conversion of USA
Class B common stock into shares of USA common stock, those shares of USA
Class B common stock will be retired and will not be subject to reissue. Shares of USA common stock are not convertible into shares of USA Class B common stock.

    In all other respects, the USA common stock and the USA Class B common stock are identical. The holders of USA common stock and the holders of USA Class B common stock are entitled to receive, share for share, such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, distribution of assets or winding-up of USA, the holders of USA common stock and the holders of USA Class B common stock are entitled to share ratably in all assets of USA available for distribution to our stockholders, after the rights of the holders of the USA preferred stock, have been satisfied.

    In connection with our acquisition of USA Network and Studios USA in 1998, we granted to Liberty preemptive rights to acquire shares of USA stock. These preemptive rights, which were amended in connection with the VUE transaction, generally provide that Liberty may elect to purchase a number of shares of USA stock so that the percentage equity interest Liberty owned of us immediately after a transaction would be the same as immediately before such transaction, in each case, assuming the exchange of all shares of Home Shopping Network owned by a subsidiary of Liberty. The purchase price for shares of USA stock pursuant to a preemptive right election is the fair market value of the USA stock purchased.

    Our certificate of incorporation provides that there can be no stock dividends or stock splits or combinations of stock declared or made on USA common stock or USA Class B common stock unless the shares of USA common stock and USA Class B common stock then outstanding are treated equally and identically.

    In connection with the acquisition of a controlling interest in Expedia, Inc., USA issued an aggregate of approximately 13,125,000 shares of its preferred stock, par value $0.01 per share, "Series A Cumulative Convertible Preferred Stock," each having a $50.00 face value and a term of 20 years, which we refer to in this prospectus as USA preferred stock. Each share of USA preferred stock is convertible, at the option of the holder at any time, into that number of shares of USA common stock equal to the quotient obtained by dividing $50 by the conversion price per share of USA common stock (as defined in the certificate of designation for the USA preferred stock). In the event of a voluntary or involuntary liquidation, dissolution or winding up of USA, holders of USA preferred stock shall be entitled to receive, in preference to any holder of USA common shares, an amount per share equal to all accrued and unpaid dividends plus the greater of (a) face value, or (b) the liquidating distribution that would be received had such holder converted the USA preferred stock into USA common stock immediately prior to the liquidation, dissolution or winding up of USA.

    The arrangements described in this prospectus in the section "RISK FACTORS", and more fully described in the documents identified under the caption "WHERE YOU CAN FIND MORE INFORMATION", may have the effect of delaying, deferring or preventing a change in control of USA.

    The transfer agent for the shares of USA common stock and USA preferred stock is The Bank of New York.

    The shares of USA common stock being offered under this prospectus have been legally issued, are fully paid and are non-assessable.

            CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

GENERAL

    The following is a general discussion of certain material United States federal income and estate tax consequences of the ownership and disposition of USA common stock.

    As used herein, a "United States person" is

    - a citizen or resident of the United States;

    - a corporation created or organized in the United States or under the laws of the United States or of any state;

    - an estate the income of which is includible in gross income for United States federal income taxation regardless of its source;

    - a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

    - any person otherwise subject to United States federal income tax on a net income basis in respect of its worldwide taxable income.

    A "U.S. Holder" is a beneficial owner of USA common stock who is a United States person. A "Non-U.S. Holder" is a beneficial owner that is not a U.S. Holder.

    This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to holders who hold USA common stock as capital assets. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant in light of your particular circumstances, nor does it discuss special tax provisions which may apply if you have relinquished United States citizenship or residence.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

TAXATION OF U.S. HOLDERS

    This section describes the tax consequences to a U.S. Holder. If you are not a U.S. Holder, this section does not apply to you.

    DISTRIBUTIONS. Distributions on USA common stock will constitute dividend income, taxable at ordinary income rates, to the extent of USA's current or accumulated earnings and profits. Any excess will be treated as non-taxable return of capital to the extent of the holder's basis in the common stock, and thereafter as capital gain.

    SALES OR EXCHANGES. On the sale, exchange or other disposition of shares of USA common stock (other than a redemption of the common stock, discussed below), holders will generally recognize capital gain or loss equal to the difference between the sale proceeds and the adjusted tax basis in the stock sold, exchanged or disposed of. This gain or loss will be long-term capital gain or loss if at the time of the sale, exchange or disposition the holder has held the stock sold, exchanged or disposed of for more than one year. The deductibility of capital losses is subject to limitations.

    DIVIDENDS TO CORPORATE SHAREHOLDERS. In general, a distribution on the USA common stock that is taxable as a dividend and that is made to a corporate shareholder will qualify for the 70% corporate dividends-received deduction under the Internal Revenue Code. However, a dividend that arises upon a redemption of common stock will generally constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. In addition, constructive dividends received on common stock within two years of the holder's acquisition of the stock may also constitute "extraordinary dividends." If the extraordinary dividend rules apply, the corporate shareholder may lose some or all of the benefits of the dividends-received deduction. Furthermore, there are many exceptions and restrictions relating to the availability of the dividends-received deduction. Consequently, corporate shareholders should consult their own tax advisors regarding the extent, if any, that the dividends-received deduction is available to them and the extent to which the extraordinary dividend rules may apply.

    REDEMPTION OF USA COMMON STOCK. A redemption of USA common stock generally would be a taxable event and would be treated as if the holder sold the common stock if the redemption:

    - results in a "complete termination" of the holder's interest in USA stock;

    - is "substantially disproportionate" (i.e., after the redemption, the percentage of all our outstanding voting stock that is owned by the holder is less than 80% of the percentage of all our outstanding voting stock (and the percentage of all our outstanding common stock that is owned by the holder is less than 80% of the percentage of all our outstanding common stock) that was owned by the holder immediately before the redemption); or

    - is "not essentially equivalent to a dividend" (i.e., the redemption must meaningfully reduce the holder's proportionate interest in USA based on the holder's particular circumstance; the Internal Revenue Service (the "IRS") has indicated that this test is satisfied by even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs).

    In determining whether any of these tests has been met, holders must take into account the shares of stock actually owned and the shares of stock constructively owned by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code.

    If stock is redeemed in a redemption that meets one of the tests described above, the holder generally would recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of property received and the holder's tax basis in the stock redeemed. This gain or loss would be long-term capital gain or capital loss if the stock were held for more than one year.

    If a redemption does not meet any of the tests described above, the entire amount of the cash and the fair market value of property received generally would be taxed as a dividend as explained above under "Distributions." If a redemption is treated as a distribution that is taxable as a dividend, the holder's basis in the redeemed stock would generally be transferred to the holder's remaining shares of stock, if any.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Information reporting will generally apply to dividends received on USA common stock and to the proceeds received on the sale or disposition of such stock by a U.S. Holder who is not an exempt recipient. Generally, individuals are not exempt recipients, whereas corporations are exempt recipients. Backup withholding will apply only if the U.S. Holder is not an exempt recipient and:

    - fails to furnish its Taxpayer Identification Number ("TIN") which, in the case of an individual, is his or her Social Security Number;

    - furnishes an incorrect TIN;

    - in the case of dividends, is notified by the IRS that it has failed to properly report payments of interest or dividends; or

    - fails to certify, under penalty of perjury, that it has furnished a correct TIN, has not been notified by the IRS that it is subject to backup withholding (or has since been notified by the IRS that it is no longer subject to backup withholding) and is a U.S. person (including a U.S. resident alien).

    U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for demonstrating such an exemption if applicable.

    The amount of any backup withholding from a payment to a U.S. Holder is not an additional tax and is allowable as a credit against the U.S. Holder's United States federal income tax liability, if any, or may be claimed as a refund, provided that the required information is furnished to the IRS.

TAXATION OF NON-U.S. HOLDERS

    This section describes the tax consequences to a Non-U.S. Holder. If you are a U.S. Holder, see the above discussion under "Taxation of U.S. Holders."

    DIVIDENDS. If dividends are paid, Non-U.S. Holders will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, Non-U.S. Holders must properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid or deemed paid to a Non-U.S. Holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

    If actual or deemed dividends are considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an IRS Form W-8ECI, or successor form, is filed with the payor. In the case of a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

    Non-U.S. Holders must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid or deemed paid with respect to USA common stock. In addition, if a Non-U.S. Holder is required to provide an IRS Form W-8ECI or successor form, as discussed above, the Non-U.S. Holder must also provide its tax identification number.

    Non-U.S. Holders that are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

    GAIN ON DISPOSITION OF USA COMMON STOCK. Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized on the sale or other disposition of USA common stock unless:

    - the gain is considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment (and, in which case, if the holder is a foreign corporation, may be subject to an additional "branch profits tax" equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

    - the holder is an individual who holds the USA common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

    - we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes. We believe that we are not currently, and are not likely to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of USA common stock generally would not be subject to United States federal income tax provided:

       - USA common stock were "regularly traded" on an established securities market; and

       - the holder did not actually or constructively own more than 5% of the USA common stock during the shorter of the five-year period preceding the disposition or the holder's holding period.

    FEDERAL ESTATE TAX. In the case of an individual, USA common stock held at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. We must report annually to the IRS and to each holder the amount of dividends paid or deemed paid and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other applicable agreements.

    Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. Generally Non-U.S. Holders will be subject to back-up withholding tax with respect to dividends paid on USA common stock unless they certify their status as Non-U.S. Holders.

    The payment of proceeds of a sale of USA common stock effected by or through a United States office of a broker will be subject to both backup withholding and information reporting unless the holder provides the payor with the holder's name and address and certifies its Non-U.S. Holder status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of USA common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

                                 LEGAL MATTERS

    The validity of the USA common stock offered by this prospectus is being passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and financial statement schedule of USA as set forth in their report, included in USA Networks, Inc.'s (renamed USA Interactive) Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus. USA's consolidated financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.